Exhibit 10.1

MMRPro Value-Added Reseller Agreement+

This MMRPro Value-Added Reseller ("VAR") Agreement ("Agreement"), effective September 27, 2012 ("Effective Date"), is entered into by and between MMRGlobal, Inc. a Delaware corporation with its primary place of business at 4401 Wilshire Blvd., Suite 200, Los Angeles, CA 90010 ("MMRG"), and with VisiInc PLC with its primary place of business at Level 12, 68 St. George's Terrace, Perth, Western Australia, 6000 ("RESELLER") (each a "Party" and collectively, the "Parties").

RECITALS

WHEREAS, MMR owns all rights, title, and interest in MMRPro, a web-based document management and e-prescribing program that provides healthcare providers an effective way to store and manage their patient records, and which includes an online patient portal integrated with an online personal health record;

WHEREAS, MMR actively markets the MMRPro System to healthcare providers;

WHEREAS, MMR desires to enter into business relationships with third parties, specifically those willing to operate as Value-Added Resellers (VARs) to sell, distribute, implement, and/or support the MMRPro System on MMR's behalf; and

WHEREAS, RESELLER desires to enter into a business relationship with MMR to sell, distribute, implement, and/or support the MMRPro System as a VAR;

WHEREAS, it is the intent of the Parties to negotiate a Licensing Agreement (the "License") whereas RESELLER shall have the right to license a customized version of MMRPro designed specifically to write data to Seagate NAS boxes and the MMRPro Network (the "Custom Product"). After the License is executed, the Licensee shall supersede the terms and conditions of this Agreement.

WHEREAS, the Parties will take all reasonable efforts to ensure the future delivery of the Custom Product;

WHEREAS, the Parties agree that this Agreement shall survive any sale or merger of MMR and any Parent or Acquirer of MMR shall be obligated to perform the obligations under the terms of this Agreement unless otherwise agreed to by Visi and the new Parent or Acquirer, if any;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

________________

+Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 1: DEFINITIONS

1.1   "Customer" means the individuals and entities that purchase the MMRPro System from RESELLER for their own internal business purposes and not for resale.

1.2   "Customer Support Services" means on-going support provided by MMR to Customers and to patients of Customers over the telephone or the Internet.

1.3   "Documentation" means the guides, on-line help, manuals, and other documentation associated with the MMRPro System.

1.4   "Enhancements" means new features and other incremental improvements, including patches and minor programming modifications to MMRPro that are developed and released by MMR and which are added to the MMRPro System after the initial installation of MMRPro at Customer's practice.

1.4.1   "Enhancements" also includes any routine updates to MMRPro, Kodak Capture Pro, or H2H Digital Rx™ that correct minor problems with or make minor modifications to the respective software programs.

1.4.2   "Enhancements" will be made available to RESELLER for purposes of implementing them at RESELLER's Customers.

1.4.3   Successful installation and implementation of an Enhancement may necessitate RESELLER providing on-site assistance.

1.5   "Equipment Support" means on-going support of the Equipment and Third-Party Software provided by RESELLER to Customers.

1.6   "Healthcare Professionals" mean healthcare providers who provide healthcare services to patients.

1.7   "Intellectual Property Rights" means any and all rights under patent law, copyright law, trade secret law, trademark law, service marks, and any and all other proprietary rights in or to the MMRPro System.

1.8   "MMRPro" means the software application program owned and marketed by MMR and which includes the MyMedicalRecordsMD.com, MMRPatientView.com and MyMedicalRecords.com web portals and the telecommunications software necessary to the effective operation of MMRPro.

1.9   "MMRPro License and Services Agreement" means the written license terms and conditions that are agreed to by the Customer in order to access and use the MMRPro System. The terms of the MMRPro License and Services Agreement are subject to change at MMR's sole discretion. The current MMRPro License and Services Agreement is attached hereto and incorporated herein as Exhibit B.

1.10   "MMRPro Stimulus Program Agreement" means the written agreement that describes MMR's reimbursement paid to a healthcare provider for some of the administrative costs associated with scanning and uploading patients' records into the PHRs that such provider's patients elect to setup and manage through the MyMedicalRecords.com website. The current MMRPro Stimulus Program Agreement is attached hereto and incorporated herein as Exhibit C.

1.11   "MMRPro System" means the integrated solution comprised of a combination of

1.11.1   MMRPro;

1.11.2   Third Party Software; and

1.11.3   The Kodak Scan Station 520MDP Scanner, keyboard, and secure data transmission software (collectively "Equipment") or equivalent or better Equipment as determined by MMR to be necessary for the proper functioning of the MMRPro System.

"MMRPro System" also includes any additional software or equipment as determined by MMR to be necessary to operate the MMRPro System.

1.12   "New Capabilities" means new functionality representing substantial improvements and/or new modules that are added to the MMRPRO System. New Capabilities may be subject to an additional charge.

1.13   "Reseller Support Services" means on-going support provided by MMR to RESELLER over the telephone or the Internet.

1.13 "RESELLER's Territory" means the geographical area described on Exhibit "A" where RESELLER markets, delivers, installs, and/or supports the Custom Version of the MMRPro System as applicable. Additions to the Territory can be made at any time provide the Parties agree by amending Exhibit A.

1.14 "Third-Party Software" means collectively, MMR Document Imaging Pro, Kodak Capture Pro and H2H Digital Rx™, any equivalent or better Third-Party Software which MMR, in its sole discretion, licenses and which replaces Kodak Capture Pro and H2H Digital Rx™, and any other software offered by a party other than MMR which is licensed by MMR for use with the MMRPro System.

1.15 "VAR" means an entity that resells the MMRPro System with "added value" to Customers in the regular course of the VAR's business.

ARTICLE 2: MMRPRO SYSTEM LICENSE

2.1   Grant of License. MMR grants to RESELLER a limited, non-exclusive, non-transferable, non-sub licensable license throughout RESELLER's Territory to:

2.1.1   Market and sell the MMRPro System and the Documentation; and

2.1.2   Deliver and install the MMRPro System and train Customers at each such Customer's location; and

2.1.3   Notify MMR in writing when a Customer's MMRPro System should be activated; and

2.1.4   Respond to Customer's requests for Equipment Support.

2.2 Internal Use. MMR grants to RESELLER the right to obtain the MMRPro System and a non-exclusive, non- transferable license to use the MMRPro System solely for purposes of demonstrating the MMRPro System to potential new Customers, training Customers on the MMRPro System (if such training is conducted at RESELLER's location), and providing Equipment Support to Customers upon request.

2.3 Limitations on Use. RESELLER shall not use or make copies of the MMRPro System or Third-Party Software for any purpose other than as specified in this Agreement. Further, RESELLER shall not:

2.3.1 Make the MMRPro System or Third-Party Software available to any third parties other than Customers;

2.3.2 Market, resell, sublicense, or distribute the MMRPro System other than as specified in this Agreement;

2.3.3 Use MMRPro or Third-Party Software (i) in any timesharing arrangement or (ii) to provide (or assist in or further the provision of) any remote processing, outsourcing, service bureau or other commercial services to any third person or entity;

2.3.4 Cause or permit the creation of derivative works of the MMRPro System, in whole or in part, or translate, reverse engineer, decompile or disassemble MMRPro or Third-Party Software;

2.3.5 Modify MMRPro or Third-Party Software;

2.3.6 Remove, obliterate, alter or obscure any copyright or trademark pertaining to MMRPro or Third-Party Software; or

2.3.7 Install any software that is not provided by MMR on the MMRPro System.

This Section 2.3 will survive the termination or expiration of this Agreement.

2.4   Ownership of Intellectual Property Rights.

2.4.1   MMR owns all legal rights, title and interest in and to MMRPro, including any Intellectual Property Rights that subsist in MMRPro.

2.4.2   MMR has also licensed the use of certain Third Party Software which is embedded or otherwise forms part of the MMRPro System.

2.4.3   The license granted to RESELLER and, thereby to Customers under this Agreement provides Customer with a limited right to use the MMRPro System and the Documentation, but does not transfer to Customer any of MMR's Intellectual Property Rights nor any of the third parties' Intellectual Property Rights in the Third Party Software.

2.5   Availability of Enhancements to MMRPro. MMR may enhance the performance and/or functionality of MMRPro from time to time, and shall notify RESELLER of the availability of such Enhancements.

2.6   Availability of New Capabilities to MMRPro. MMR may develop and release New Capabilities to the MMRPro System from time to time, and shall notify RESELLER in writing of the availability of such New Capabilities and any additional license fees and charges, if any, associated with them.

2.7   Embedded Software.

2.7.1   Currently Embedded Software. MMR has licensed and embeds or uses Third-Party Software in connection with the MMRPro System. MMR shall deliver any updates to such Third-Party Software to RESELLER when they are available for installation.

2.7.2   Future Embedded Software. MMR may embed or use additional third party application software programs in addition to those programs described in Section 2.7.1. If such additional third-party application software is governed by the terms of a Third Party License Agreement, MMR shall present such Third Party License Agreement to RESELLER for execution.

ARTICLE 3: OBLIGATIONS OF RESELLER

3.1 Participate in MMRPro Training. Within twenty (20) business days after execution of this Agreement, RESELLER's employees and contractors shall attend MMRPro System training.

3.1.1 MMR shall conduct such MMRPro System training at RESELLER's location.

3.1.2 MMRPro System training will include training in the following:

a. Marketing and selling the MMRPro System; and

b. Delivering, installing and supporting the Equipment and Third Party Software.

3.2 MMRPro System Fees.

3.2.1 Purchase and License Commitments. RESELLER agrees to purchase a minimum of 25 MMR Pro Systems on signing of this Agreement for later resale and sublicensing to Customers ("MMRPro Bundle"):

Purchase a minimum of fifty (50) MMRPro Bundles cumulatively in the 4th Quarter of 2012 and the 1st Quarter of 2013

After Purchase of the Initial seventy five Pro Bundles Reseller shall Purchase or License at least One Hundred (100) MMRPro Bundles Quarterly in 2013 through 2015 commencing in the second quarter of 2013 (the "Minimum Performance Guarantee") The License of any MMRPro Bundles shall be subject to the terms of a separate license Agreement (if any) which will be attached as an amendment to this Agreement.

a. The MMRPro Bundle consists of the following:

(i) (1) Kodak Scan Station 520 MDP or equivalent per Bundle;

(ii) (1) Kodak CapturePro Software or equivalent per Bundle;

(iii) (4) eRx Licenses per Bundle (integrated in the MMRPro System);

(iv) (6) Fax and Voice DIDs per Bundle;

(v) (200) GB of on-line redundant storage per Bundle;

(vi) (1) Scan Station Keyboard or equivalent per Bundle;

(vii) (1) Scan Station or equivalent 3-year Warranty per Bundle;

(viii) (1) CapturePro or equivalent 3-year Warranty per Bundle; and

(ix) (1) MMRPro application program per Bundle.

b. RESELLER shall pay MMR for Purchases of the MMRPro Bundle a total of [***]+ Dollars ($[***]+) per MMRPro Bundle, payable in three (3) equal installments with the first installment due [***]+, the second installment due [***]+, and the third and final installment due [***]+.

In the event RESELLER requires MMR's assistance in installations and training of the MMRPro Bundles, RESELLER shall reimburse MMR for any and all expenses incurred for such installations and trainings within (30) thirty days of such expenses being incurred.

In the event there is a Licensing Agreement that supersedes this Agreement, RESELLER shall pay MMR based on fees stated in such agreement. (c) Notwithstanding Section 3.2.1 b,

(1) If RESELLER installs the last MMRPro System in the MMRPro Bundle on or after the date of the first installment payment but prior to the date of the second installment payment, RESELLER shall pay MMR all amounts due (the second and the third installment payments) no later than five (5) business days following the activation of the last MMRPro System in the MMRPro Bundle.

(2) If RESELLER installs the last MMRPro System in the MMRPro Bundle on or after the date of the second installment payment but prior to the date of the third installment payment, RESELLER shall pay MMR all amounts due (the third installment payment) no later than five (5) business days following the activation of the last MMRPro System in the MMRPro Bundle.

3.2.2 Additional MMRPro Systems. During the Initial Term and any Renewal Terms of this Agreement, RESELLER may order from MMR additional MMRPro Systems for resale and sublicensing at the fees set forth on section 3.2.1.b above.

a. All amounts paid to MMR or after delivery of Equipment and Third-Party Software are non-refundable.

b. RESELLER shall pay or reimburse MMR for all costs of collection, including but not limited to attorney's fees that MMR incurs with respect to unpaid amounts due and payable to MMR by RESELLER.

c. The fees and expenses due to MMR as set forth in this Agreement are net amounts to be received by MMR, exclusive of all sales, use, withholding, excise, gross receipts, and similar taxes and charges incurred by RESELLER or imposed on MMR in the performance of this Agreement or otherwise due as a result of this Agreement. RESELLER shall pay any and all such taxes and charges regardless of when they are incurred or invoiced.

3.3 Marketing the MMRPro System. During the Initial Term and any Renewal Terms of this Agreement, RESELLER shall use its best efforts to market the MMRPro System to potential new Customers. In marketing, reselling, and sublicensing the MMRPro System, RESELLER shall:

3.3.1 Not engage in any deceptive, misleading, illegal or unethical practices that may be detrimental to MMR or the MMRPro System;

3.3.2 Not make any representations, warranties, or guarantees concerning the MMRPro System that are inconsistent with our in addition to those made in this Agreement or by MMR through its Documentation or public communication channels (e.g., the MMR website);

3.3.3 Comply with all applicable federal, state, and local laws and regulations in performing its duties with respect to the MMRPro System; and

3.3.4 Obtain and provide MMR with a copy of the fully executed MMRPro License and Services Agreement from each of RESELLER's Customers within five (5) business days after each such agreement's execution.

3.4 Delivering and Installing the MMRPro System. Within ten (10) business days after execution of any MMRPro License and Services Agreement by RESELLER and Customer, RESELLER shall contact Customer and shall establish a mutually agreeable date and time to install and implement the MMRPro System at Customer.

3.4.1 Equipment Set-Up. RESELLER shall install and configure the Equipment at Customer's location and test it to confirm that it is operational.

3.4.2 Third Party Software Installation. RESELLER shall install and activate Third-Party Software at Customer's location and confirm that it is operational.

3.4.3 Activation of Customer's MMRPro System. Within one (1) business day after delivering and installing Equipment and Third-Party Software at Customer's location, RESELLER shall provide written or electronic mail notice of the need for MMR to activate MMRPro at Customer's location.

3.4.4 Integration of Customer's Practice Management Software. Within one (1) business day after receipt of RESELLER's notice that a Customer's MMRPro System requires activation, MMR shall activate Customer's MMRPro System. MMR shall also work with Customer to integrate Customer's existing practice management software with MMRPro to eliminate Customer's need to re-key patient demographic data into MMRPro.

3.5 Access by MMR to Customer's MMRPro System. RESELLER shall instruct each of RESELLER's Customers to provide MMR with remote access (over the Internet) to each Customer's MMRPro System (and any of Customer's technology if necessary) as necessary for MMR to activate Customer's MMRPro System and to install Enhancements to MMRPro at each Customer.

3.5.1 RESELLER shall provide MMR with contact information for each of RESELLER's Customer's for purposes of MMR's installing Enhancements to MMRPro at each Customer.

3.6 New Capabilities. RESELLER shall add New Capabilities to RESELLER's product line as soon as possible, but in no event longer than five (5) business days after MMR provides notice.

ARTICLE 4: OBLIGATIONS OF MMR

4.1 Reseller Support Services. During the Initial Term and any Renewal Terms of this Agreement, MMR shall provide RESELLER Support Services at no cost to RESELLER via telephone, email, or fax on a 7/24 basis so long as RESELLER is: (a) current in its payments to MMR; and (b) performing RESELLER's obligations with regard to the MMRPro System in compliance with the terms and conditions of this Agreement.

4.1.1 Support Services Limitations. Notwithstanding the foregoing, Reseller Support Services (services provided by MMR at no cost to RESELLER) do not include support for the following:

(a) Errors that result from RESELLER's or Customer's improper use of the MMRPro System;

(b) Errors for which MMR has provided corrections but has been unable to install because RESELLER or Customer has denied MMR access to RESELLER's or Customer's MMRPro System or that have not been implemented by RESELLER or Customer within a reasonable time;

(c) Errors caused by changes or revisions made by RESELLER or by a third party other than MMR on RESELLER's behalf;

(d) Errors that result from RESELLER or Customer using the wrong bar code cover sheet for a patient;

(e) Errors that are caused by not separating a file;

(f) Problems that are caused by or arise from RESELLER's or Customer's data, network, local systems, or procedures or processes affecting the MMRPro System;

(g) RESELLER's or Customer's failure to install or to allow MMR to install any Enhancements that are generally made available and released by MMR to its customers;

(h) Acts or omissions of RESELLER or of any third party;

(i) Errors that occur because the Equipment is not operational or is not connected to the Internet; or

(j) Problems caused by or arising from operational, technical, environmental, or other factors not within the direct control of MMR, including but not limited to those caused by or arising from RESELLER's hardware, any third party databases, or any third party software that is not a component part of the MMRPro System.

4.1.2 Additional Charges for Support Services. RESELLER shall pay MMR for all reasonable expenses incurred and time spent by MMR in responding to RESELLER's request for Reseller Support Services described in Section 3.5.1 at MMR's then- current time and material rates as described on Exhibit A.

4.2 Enhancements.

4.2.1 Availability. MMR shall provide RESELLER with Enhancements or other updates to MMRPro, Kodak Capture Pro, H2H Digital Rx™, and/or other Third-Party Software to the extent such Enhancements are completed and are commercially available during the Term of this Agreement.

4.2.2 Installing Enhancements. MMR shall install Enhancements at RESELLER or on Customer's MMRPro System so as not to disrupt RESELLER's or Customer's operations.

4.2.3 Need for Physical Access. If MMR requires physical access to RESELLER's or Customer's facility, or if MMR requires access to RESELLER or to Customer's MMRPro System during RESELLER's or Customer's normal business hours to install an Enhancement to MMRPro, MMR shall notify RESELLER and Customer, as appropriate, of such requirement. Customer and MMR shall establish a mutually agreeable date and time during which such Enhancement can be installed as soon as possible, but in no event longer than ten (10) business days after MMR provides notice. RESELLER shall instruct Customer to allow MMR personnel physical and/or remote access to Customer's MMRPro System at the agreed date and time solely for purposes of installing such Enhancement.

4.3 Warranties. MMR shall transfer to RESELLER all manufacturers' warranties on Equipment and Third Party Software that RESELLER acquires from MMR for purposes of marketing the MMRPro System and for delivering, installing, and supporting the Equipment and Third-Party Software. Such warranties, if any, are incorporated herein by reference. Further, upon request from RESELLER, MMR shall assist RESELLER with ensuring all warranties on Equipment and Third-Party Software are honored by the manufacturers.

ARTICLE 5: TERM AND TERMINATION

5.1   Term. The Term of this Agreement is for three (3) years, beginning on the Effective Date ("Initial Term"). Upon the completion of the Initial Term, this Agreement will automatically renew for successive three (3) year periods (each such renewed period being a "Renewal Term"), unless terminated For Cause as further described in section 5.2 below.

5.2   Termination For Cause. Either Party may terminate this Agreement if the other Party materially breaches any term or condition of this Agreement. The Party claiming a material breach shall provide the other Party written notice of its intention to terminate this Agreement ("Termination Notice") and, in the Termination Notice, shall specify with reasonable particularity the nature, facts, and extent of the material breach complained of. The breaching Party shall have thirty (30) days, to cure or reasonably commence curing the breach ("Cure"), and if such Cure is is in the process of being or has been concluded, this Agreement will not be terminated. If the breaching Party fails to Cure the breach within the notice period and such failure to Cure the breach is due to the non-breaching Party's acts or omissions, then the non-breaching Party shall notify the breaching Party of the pending termination of this Agreement and shall cooperate fully with the breaching Party to Cure the breach. If the breaching Party fails to Cure the breach within the notice period, and the non-breaching Party has cooperated fully with the breaching Party to cure the breach, this Agreement shall automatically terminate within six (6) months from the end of the notice period unless otherwise agreed in writing by the Parties.

5.3   Dispute Resolution. In the unlikely event of a dispute between the Parties, the Parties shall resolve any dispute arising from or related to this Agreement, including without limitation claims based on contract, tort, statute, breach, default, equitable relief, and whether a claim is arbitrable through final and binding arbitration with exclusive venue, personal jurisdiction, and hearing authority vested in the Judicial Arbitration and Mediation Services (JAMS) in Los Angeles unless otherwise agreed in writing. If such a dispute occurs, the Parties agree as follows:

5.3.1   The Parties shall appoint a mutually acceptable neutral mediator, and if no mediator is approved and appointed within ten (10) days after the date on which any Party first requests such appointment, the manager of JAMS in Los Angeles shall appoint a mediator. The Parties shall instruct the mediator that he/she will have thirty (30) calendar days after he/she accepts the appointment in which to resolve the matter.

5.3.2   If mediation proves unsuccessful without a resolution within such thirty (30) days, the complaining Party shall notify each Party involved in the matter that he/she/it is seeking arbitration in accordance with this Section 4.3 after which the Parties shall meet with the mediator for one (1) additional mediation session. In the absence of such mediation session or a resolution within ten (10) calendar days following the arbitration notice, the complaining Party may file an arbitration petition stating among other things the specific remedies sought and requesting arbitration administered by JAMS administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures, unless the amount in controversy exceeds Two Hundred Thousand Dollars ($200,000) and a Party to the proceeding requests within twenty (20) days of the commencement of such proceeding that the arbitration instead be administered pursuant to the Comprehensive Arbitration Rules and Procedures of JAMS which will then control.

5.3.3   The arbitrator may exercise the powers of a judge of superior court both in equity and at law. In the event of an actual or threatened breach, the Parties understand and agree that the damages incurred or anticipated may be difficult, if not impossible, to ascertain and, therefore, each Party is entitled to seek injunctive relief without mediation or a showing of irreparable harm, actual damages, or the posting of a bond therefore, in addition to all other available remedies including, without limitation, monetary damages where applicable.

5.3.4   With regard to any mediation or settlement efforts that are successful prior to the filing of an arbitration demand, each Party shall pay his/her/its own attorneys' fees and costs and shall equally share JAMS fees and costs. After the filing of an arbitration demand, the prevailing Party will be entitled to compensation for his/her/its attorneys' fees and costs including all JAMS charges through both the mediation and arbitration plus expert fees, travel, and accommodations and the Party that did not prevail shall reimburse the prevailing Party such total amount.

5.3.5   Judgment upon an award arising in connection with any such arbitration (an "Award") may be entered in any court of competent jurisdiction. All of the costs of the arbitration, including the arbitrator fees, costs, and the reasonable attorneys' fees of the prevailing Party, will be allocated in the Award against the Party that did not prevail.

5.3.6   California law will control without regard to its conflicts of law principles. Any judgment, determination, ruling, finding, or conclusion reached or rendered in any other jurisdiction or forum resolving disputed matters between the Parties will be null and void.

5.4   Effect of Termination.

5.4.1   Fees and Expenses. Upon any termination of this Agreement, RESELLER shall pay MMR any and all unpaid amounts owed to MMR within ten (10) business days of the effective date of termination.

5.4.2   Return of Equipment, Software, and Documentation. Within thirty (30) calendar days after termination of this Agreement, RESELLER shall cease and desist all use of the MMRPro System and shall return to MMR all full or partial copies of the MMRPro System in RESELLER's possession or under its control.

5.4.3   List of Customers. Within ten (10) calendar days after the termination of this Agreement, RESELLER shall provide to MMR a list of all of RESELLER's Customers, including all of their contact information.

ARTICLE 6: CONFIDENTIALITY

6.1 Confidential Information. "Confidential Information" means non-public information belonging to or in the possession of one Party and includes, but is not limited to the terms of this Agreement, confidential and proprietary data, whether or not designated or marked "confidential," materials, products, technology, manuals, business and marketing plans, financial information, patient health information, and any other information disclosed or submitted, orally, in writing, or by any other media. Confidential Information does not include (a) information that is available in the public domain; (b) is known to the other Party prior to its disclosure to that Party by the Party possessing the information; or (c) is received by the other Party from a third party not bound by a confidentiality agreement with the Party possessing the information.

6.2 Obligations. Each Party shall hold the other Party's Confidential Information in strictest confidence and (a) shall not disclose, or cause or permit the other Party's Confidential Information to be disclosed to any third party; or (b) shall not use the other Party's Confidential Information for any purpose other than as expressly contemplated by this Agreement; and (c) shall notify the other Party of any disclosure, misuse, or misappropriation of the other Party's Confidential Information of which the Party becomes aware. Notwithstanding Section 5.2(a), a Party may disclose the other Party's Confidential Information in response to a lawful order by a court or other government body provided that prior to such disclosure the Party notifies the other Party so that the other Party may seek confidential treatment of the Party's Confidential Information by the court or government body or a protective order (or equivalent) with respect to such disclosure.

6.3 Data Privacy and Security. In accordance with the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA) and the Health Information Technology for Economic and Clinical Health Act (HITECH), the Parties shall, if requested by a Customer, enter into a Business Associate Agreement that allocates the Parties' obligations with respect to the privacy and security of Customer's patients' health information.

6.4 Injunctive Relief. The Parties agree that, because an award of money damages is inadequate for any breach of this Article 5 and because a breach of this Article 5 would cause irreparable damage to the non-breaching Party, if there is a breach or a threatened breach of this Article 5 by one Party, the non-breaching Party is entitled to equitable relief, including injunctive relief and specific performance, without the posting of a bond or other security and, without proof of actual damages.

6.5 Survival. Despite any other provision of this Agreement, this Article 5 survives any termination of this Agreement or the consummation of the transactions that this Agreement contemplates.

ARTICLE 7: LIMITATIONS OF LIABILITY

7.1   Limitation of Liability. In no event will MMR or any of its officers, directors, employees, stockholders, agents, or representatives be liable to RESELLER, Customers, or any other person or entity for any special, indirect, incidental, exemplary, or consequential damages or loss of goodwill in any way relating to or arising from this Agreement, or resulting from the use or mis-use of or inability to use the MMRPro System or from the performance or non-performance of any Support Services or other services, even if MMR has been notified of the possibility or likelihood of such damages occurring, and whether such liability is based on contract, tort, negligence, strict liability, products liability, or otherwise. The limitations of this Section 6.1 will apply notwithstanding any failure of essential purpose of any limited remedy.

7.2 MAXIMUM LIABILITY. IN NO EVENT WILL MMR'S LIABILITY FOR ANY DAMAGES TO RESELLER, CUSTOMERS, OR TO ANY OTHER PERSON OR ENTITY REGARDLESS OF THE FORM OF ACTION, WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, PRODUCTS LIABILITY, OR OTHERWISE, EXCEED THE TOTAL FEES RECEIVED BY MMR FROM RESELLER UNDER THIS AGREEMENT. THE LIMITATIONS OF THIS ARTICLE 6 WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

7.3 Infringement Indemnity. MMR shall indemnify, defend and hold RESELLER harmless from and against any and all claims that the MMRPro System infringes a copyright or patent or other intellectual property right provided that: (i) RESELLER notifies MMR in writing within ten (10) days of receipt of any such claim; (ii) MMR has sole control of the defense and all related settlement negotiations; and (iii) RESELLER provides MMR with the assistance, information, and authority reasonably necessary to perform MMR's obligations under this Section 6.3. MMR shall reimburse RESELLER's reasonable out-of-pocket expenses incurred in providing such assistance. MMR shall have no liability for any claim of infringement based on use of a superseded or altered version of the MMRPro System if the infringement would have been avoided by the use of a current unaltered release of the MMRPro System which MMR provides to RESELLER.

In the event the MMRPro System is held or is believed by MMR to infringe, MMR shall have the option, at its expense, to (i) modify the MMRPro System to be non-infringing, or (ii) obtain for RESELLER a license to continue using the MMRPro System. If it is not commercially reasonable to perform either of the above options, then MMR may terminate this Agreement and shall pay RESELLER any fees due and payable to RESELLER as of the effective date of the Agreement's termination. This Section 6.3 states MMR's entire liability and RESELLER's exclusive remedy for infringement.

7.4 WARRANTY DISCLAIMER. OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT, MMR MAKES NO REPRESENTATIONS OR WARRANTIES TO RESELLER OR CUSTOMERS WITH RESPECT TO THE MMRPRO SYSTEM AND ANY UPDATES, ENHANCEMENTS, NEW FEATURES, AND NEW VERSIONS THEREOF, DOCUMENTATION, HARDWARE, OR ANY SERVICES PROVIDED, OR OTHERWISE REGARDING THIS AGREEMENT, WHETHER ORAL OR WRITTEN, EXPRESS, IMPLIED, OR STATUTORY. FURTHER, MMR

CANNOT AND WILL NOT WARRANT AGAINST HUMAN AND MACHINE ERRORS, OMISSIONS, DELAYS, INTERRUPTIONS, OR LOSSES, INCLUDING LOSS OF DATA OR INABILITY TO ACCESS DATA. MMR CANNOT AND DOES NOT WARRANT THAT THE FUNCTIONS OR SERVICES PERFORMED ON THE MMRPRO SYSTEM WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE MMRPRO SYSTEM WILL BE CORRECTED. WITHOUT LIMITING THE FOREGOING, ANY IMPLIED WARRANTY OF MERCHANTABILITY, AND IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED AND DISCLAIMED TO THE MAXIMUM EXTENT PERMITTED BYLAW.

ARTICLE 8: MISCELLANEOUS

8.1 Amendments. This Agreement may be amended only by an instrument in writing that is signed by both Parties. Amendments to this Agreement will be effective as of the date stipulated therein.

8.2 Assignment. RESELLER shall not assign all or any part of this Agreement without the prior written consent of MMR, which will not be unreasonably withheld. MMR may assign all or any part of this Agreement.

8.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which is deemed an original, and all of which taken together shall constitute one and the same Agreement.

8.4 Entire Agreement. This Agreement and any Exhibit attached hereto contains the entire contractual understanding between the Parties and supersedes and replaces all prior and contemporaneous agreements or understandings, whether oral or written, with respect to the subject matter hereof.

8.5 Force Majeure. Neither Party will be liable to the other for failing to perform any of the Party's obligations under this Agreement, other than the payment of fees, if such failure is caused by an event outside the non-performing Party's reasonable control, including but not limited to an act of God, war, or natural disaster.

8.6 Governing Law. The laws of the State of California, without giving effect to its conflicts of law principles, govern all matters arising out of or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance, and enforcement.

8.7 Headings. The descriptive headings of the articles, sections, and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

8.8 Legal Fees. In the event of any dispute between the Parties and whether or if such dispute is resolved, each Party shall pay its own attorney's fees.

8.9 Marketing. MMR may refer to RESELLER's status as a VAR of the MMRPro System in marketing literature or advertisements, press releases, articles, presentations, and the like, and may use RESELLER's name as a reference for potential VARs of the MMRPro System with prior consent from RESELLER, AND RESELLER shall have the right to use MMR's name, logo, URL, description and testimonials in its marketing, publicity and promotional activities and materials including but not limited to, press releases, marketing collateral, and advertisements, with prior consent from MMR.

8.10 Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by either Party must be in writing and will be validly given or made to the other Party if sent by first class mail, facsimile, courier, or via overnight delivery and as an electronic record attached to an email sent to the Party's email address. Such notices, demands, or other communications will be deemed to have been received: (a) if sent by first class mail, three (3) days after deposit thereof in the United States mail addressed to the Party to whom such notice, demand, or other communication is to be given; (b) if sent by facsimile, on the day the sending Party transmits the facsimile and receives confirmation of its transmission; (c) if sent by courier, on the next business day after being picked up by the courier; and (d) if sent via overnight delivery, on the next business day after being picked up by the overnight delivery service:

If to MMR:	MyMedicalRecords, Inc. ATTN: CEO 4401 Wilshire Blvd., Suite 200 Los Angeles, California 90010 Facsimile: 206-374-6241 Email address: aj@mmrmail.com with a copy to isafranek@mmrmail.com
If to RESELLER:	VisiInc PLC Attn: Mr. Jacques Blandin Level 12, 68 St. George's Terrace Perth, Western Australia 6000 Facsimile: _________________________ Email: _____________________________

8.11 Relationship Between the Parties. Each of the Parties hereto is an independent contractor and that neither Party is, nor shall be considered to be, an agent, distributor, partner, fiduciary, or representative of the other. Neither Party shall act or represent itself, directly or by implication, in any such capacity in respect of the other or in any manner assume or create any obligation on behalf of, or in the name of, the other.

8.12 Severability. In the event any provision of this Agreement is found to be illegal, invalid, or unenforceable, such provision will be severed from this Agreement, and will not affect the legality, validity, or enforceability of any other provision contained in this Agreement.

8.13 Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement is binding upon, and inures to the benefit of, the Parties and their respective successors and assigns.

8.14 Waiver. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates associated with the signatures below.

MMRGlobal By: /s/ Ingrid Safranek Name: Ingrid Safranek Title: Chief Financial Officer Date: September 27, 2012	VisiInc PLC By: /s/ Jacques Blandin Name: Jacques Blandin Title: Chief Executive Officer Date: September 27, 2012

________________

+Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A - TERRITORY

Reseller shall have the exclusive world-wide license to sell the MMRPro System to the dental industry.

Other Territories may be added by mutual agreement in writing through amendments to this agreement.